Exhibit 99.1

REVOLUTION LIGHTING TECHNOLOGIES REPORTS Q3 2013 FINANCIAL RESULTS

– Reported Revenues of $5.3 million –

– Gross Margin at 26% –

– Negative Adjusted EBITDA of $1.8 million –

– Cash Balance of $5.8 million at Quarter End –

Stamford, CT, November 8, 2013 – Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting”), a leader in advanced LED lighting technology, today announced financial results for the quarter ended September 30, 2013.

“We are pleased with the results for the quarter which were in line with our expectations and continue to show solid year over year revenue growth,” Robert V. LaPenta, Chairman and Chief Executive Officer of Revolution Lighting Technologies. “We continued to broaden our product portfolio and strengthened our distribution network, as well as our engineering and management capabilities through the acquisitions of Relume Technologies and a portfolio of LED products from CMG Energy Solutions. With a robust pipeline in place and increased LED adoption across commercial, industrial and municipal markets, we are poised for growth in 2014 and beyond.”

Quarter ended September 30, 2013

For the quarter ended September 30, 2013, total revenue was approximately $5.3 million, as compared to $1.3 million in the same period of 2012, an increase of approximately 308%. Gross profit for the quarter was approximately $1.4 million, as compared to $0.3 million during the same period in 2012. Gross margin was 26% as compared to 25% for the same period in 2012.

Revenue and gross margin for the Company were positively impacted by the acquisitions of the Seesmart and Relume businesses, which generated revenues of $4.5 million, reflecting 2013 revenues of the acquired companies that are 142% of the revenues generated for the corresponding pre acquisition period in the prior year. On a pro forma basis, giving effect to the acquisitions as if they had occurred on January 1, 2012, consolidated revenues increased by 25% to $6.5 million over the corresponding period in the prior year. The results reflect the shift in focus away from the lower ticket and lower margin consumer retail market to the rapidly growing commercial, industrial and municipal (municipal, university, schools and healthcare) segments, which we believe offer higher margin opportunities.

The Company reported an operating loss of $3.1 million in the third quarter of 2013 as compared to $0.7 million in the same period of 2012. Operating results for the third quarter of 2013 were negatively impacted by non-operating costs, one-time and non-cash charges of $1.3 million, including expenses related to acquisitions, the amortization of intangible assets resulting from the acquisitions and stock-based compensation. Negative Adjusted EBITDA (as defined below) for the third quarter of 2013 was approximately $1.8 million excluding the aforementioned charges.

The Company reported a net loss for the third quarter of 2013 of approximately $3.1 million as compared to a net income of $0.3 million for the same period in 2012, which include a gain on debt restructuring of $1.0 million. The net loss for the third quarter of 2013 includes the aforementioned non-operating costs, one-time and non-cash charges.

Basic and diluted loss per share were $0.04 and $0.30, respectively, for the quarters ended September 30, 2013 and 2012. Weighted basic and diluted shares outstanding were 79.3 million for the quarter ended September 30, 2013 and 16.5 million for the quarter ended September 30, 2012. The per share amounts reflect accrual of dividends on preferred stock and the accretion to redemption value of the Series E and F preferred stock.

Nine months ended September 30, 2013

For the nine months ended September 30, 2013, total revenue was approximately $19.0 million, as compared to $3.5 million in the same period of 2012, an increase of approximately 443%. Gross profit for the nine months ended September 30, 2013 was approximately $7.6 million, as compared to negative $0.4 million during the same period in 2012. Gross margin was 40% as compared to negative 11% for the same period in 2012, which included charges from the liquidation of surplus and discontinued inventory related to the retail consumer markets.

Revenue and gross margin for the Company were positively impacted by the acquisition of the Seesmart and Relume businesses, which generated revenues of $16.4 million, reflecting 2013 revenues of the acquired companies that are 197% of the revenue generated for the corresponding pre acquisition period in the prior year. On a pro forma basis, giving effect to the acquisitions as they had occurred on January 1, 2012, consolidated revenues increased by 68% to $24.1 million over the corresponding period in 2012. The results reflect the shift in focus away from the lower ticket and lower margin consumer retail market to the commercial, industrial and municipal (municipal, university, schools and healthcare) segments.

The Company reported an operating loss of $7.3 million in the nine months ended September 30, 2013 as compared to $8.1 million in the same period of 2012. Operating results for the nine months were negatively impacted by non-operating costs, one-time and non-cash charges of $13.1 million, including expenses related to acquisitions, severance and facility transition costs attributed to the closing of the former Nexxus lighting corporate office in North Carolina and the amortization of intangible assets related to acquisitions and stock-based compensation. Negative Adjusted EBITDA (as defined below) for the nine months was approximately $0.4 million excluding the aforementioned non-operating costs, one-time and non-cash charges.

The Company reported a net loss for the nine months ended September 30, 2013 of approximately $13.5 million as compared to a net loss of $7.2 million for the same period in 2012. The net loss includes the aforementioned charges and additional one-time non-cash charge of $7.0 million related to the change in fair value of the embedded liability related to the Company’s Series E, as well as a gain of $0.7 million on a bargain purchase of a business. The Company does not expect these items to reoccur going forward.

Basic and diluted loss per share were $0.22 and $0.75, respectively, for the nine months ended September 30, 2013 and 2012. Weighted basic and diluted shares outstanding were 76.1 million for the nine months ended September 30, 2013 and 16.5 million for the nine months ended September 30, 2012. The per share amounts reflect the accretion to the redemption value of the Series E and Series F Preferred Stock of $2.2 million and the accrual of dividends on preferred stock.

Business Highlights since June 30, 2013

•	July 15th: Aston Capital, a limited partnership private equity firm, announced that it will create LightCap I Fund to finance LED lighting purchases and installations for Revolution Lighting Technologies customers

•	August 12th: Announced acquisition of Relume Technologies to increase LED product portfolio for outdoor lighting applications and smart grid control systems; acquisition closed on August 22nd

•	September 26th: President and CFO Charlie Schafer presented at Craig-Hallum’s 4th Annual Alpha Select Conference

•	October 7th: Announced acquisition of portfolio of LED products from CMG Energy Solutions to broaden product portfolio and strengthen distribution network

“We are excited about Aston Capital’s plans for LightCap I Fund which will provide Revolution Lighting customers with an alternative source of capital to purchase and install LED products, a challenge that has historically kept certain customers out of the LED market,” said Charles J. Schafer, President and Chief Financial Officer of Revolution Lighting. “We believe this financing option will be particularly compelling to colleges and universities as sustainability programs are increasingly important to students, while playing a key role in cost management and operational efficiency for schools, and delivering a significant financial return on investment that can then be reinvested into other important initiatives.”

Liquidity position

The Company’s liquidity position remains adequate with a cash balance of $5.8 million as of September 30, 2013.

“While certain international orders coming in later than expected impacted our revenue for the quarter, we believe those contracts will occur in the fourth quarter. In addition, we continued to strengthen our financial position with the growth of our sales pipeline,” said Schafer. “We have adequate resources and are continuing to invest in the growth of Revolution Lighting.”

Guidance

LaPenta concluded, “As previously disclosed, we expect revenues to increase significantly in Q4 2013 to approximately $10 million, bringing pro forma revenue for all of 2013 to total approximately $35 million. We anticipate ending the year with a revenue run rate of $40 million.

For 2014 we expect organic revenue growth of approximately 50% and total revenues over $50 million, with gross margins of 35% and adjusted EBITDA margins of 15%.”

Further information on Revolution Lighting Technologies quarterly results can be found in the Company’s Form 10-Q for the quarter ended September 30, 2013 filed with the U.S. Securities and Exchange Commission (SEC) and may be accessed on the SEC’s website at www.sec.gov.

About Revolution Lighting Technologies Inc.

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of light emitting diode (LED) lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced technology and aggressive new product development, Revolution Lighting has created an innovative, multi-brand, lighting company that offers a comprehensive advanced product platform. The company goes to market through its Seesmart brand, which designs, engineers and manufactures an extensive line of high-quality interior and exterior LED lamps and fixtures; Lighting Integration Technologies Inc., which sells and installs Seesmart products; Lumificient, which supplies LED illumination for the signage industry; Relume Technologies, a leading manufacturer of outdoor LED products; and Sentinel, a revolutionary patented and licensed monitoring and smart grid control system for outdoor lighting applications. Revolution Lighting Technologies markets and distributes its product through a network of independent sales representatives and distributors, as well as through energy savings companies and national accounts. Revolution Lighting Technologies trades on the NASDAQ under the ticker RVLT. For additional information, please visit: www.rvlti.com.

Cautionary Statement for Forward-Looking Statements

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, and statements relating to the anticipated future growth and profitability of our business. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially, including our history of losses, customer concentration risks, the potential for future dilution to our existing common stockholders, our status as a controlled company, the risk that demand for our LED products fails to emerge as anticipated, the availability of financing for our customers, competition from larger companies, and risks relating to third party suppliers and manufacturers, as well as the other Risk Factors described in Item 1A of our Form 10-K for the fiscal year ended December 31, 2012. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Adjusted EBITDA

We use Adjusted EBITDA as a non-GAAP measure of financial performance. Adjusted EBITDA is calculated by adding back to net income or loss interest and financing related transactions, acquisition related transactions, income taxes, depreciation and amortization, asset impairments, stock based compensation charges, and severance and transition costs. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA is useful to help investors analyze the operating trends in the business and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing our financial results with other companies that use Adjusted EBITDA in their communications with investors. By excluding non cash charges such as amortization and depreciation, stock based compensation, asset impairments as well as non operating charges for income taxes, interest and financing charges, acquisition related and severance and transition costs, investors can evaluate our operations and compare our results with the results of other companies on a more consistent basis. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals and evaluate the performance of business units and management.

We consider Adjusted EBITDA to be an important indicator of our operational strength and performance and a useful measure of historical and prospective trends. However there are significant limitations of the use of Adjusted EBITDA since it excludes interest income and expenses, financing related and acquisition related transactions, severance and transition costs, stock based compensation and income taxes, all of which impact profitability, as well as depreciation and amortization related to the use of long lived assets that benefits future periods. We believe that limitations are compensated by providing Adjusted EBITDA only with GAAP performance measures and clearly identifying the differences between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or loss or operating income or loss presented in accordance with GAAP. Moreover, Adjusted EBITDA as defined by the Company may not be comparable to similarly titled measure provided by other entities.

A reconciliation of our GAAP net loss to non-GAAP Adjusted EBITDA for the three and nine months ended September 30, 2013, respectively follows:

	(in millions)
	For the 3 months ended September 30, 2013	For the 9 months ended September 30, 2013

Net Loss	$(3.1)	$(13.5)
Change in fair value of embedded derivative	—	7.0
Gain on bargain purchase of business	—	(0.7)
Severance and transition costs	0.1	1.2
Acquisition related costs	0.6	2.2
Depreciation and amortization	0.5	2.6
Stock compensation costs	0.1	0.8

Adjusted EBITDA	$(1.8)	$(0.4)

Contact:

ICR

Anton Nicholas, Cory Ziskind

203-682-8200

Anton.Nicholas@icrinc.com

Cory.Ziskind@icrinc.com

5